Exhibit 99.1

Contact:
Incara:
W. Bennett Love
919-558-1907

Incara Institutes Cost Reduction Plan

Research Triangle Park, N.C., January 14, 2003—Incara Pharmaceuticals Corporation (OTC Bulletin Board:INCR) announced today it has instituted a cost reduction plan, designed to preserve financial resources while it pursues funding and corporate collaborations. Under the plan, beginning February 1, all senior officers and 80% of all employees of Incara have agreed to defer all or part of their cash compensation. Staffing has been reduced by 16%. With implementation of the plan, management believes Incara will be able to continue operations into the second calendar quarter of 2003.

Incara Pharmaceuticals Corporation (www.incara.com) has restructured to focus on a new class of disease modifying anti-inflammatory small molecules, the catalytic antioxidants, which have demonstrated efficacy in a variety of disease models in animals. Incara’s catalytic antioxidants have been shown to reduce damage to tissue in animal studies of cancer radiation therapy, stroke, chronic bronchitis caused by tobacco smoke inhalation and asthma. After six years of preclinical research, Incara has completed pharmacology studies, selected a first indication for clinical development, conducted preliminary dose ranging toxicology and completed scale up synthesis of its lead molecule. Incara is currently seeking financing and/or corporate collaborations to fund its operations and plans to initiate clinical trials within nine months of receipt of a sufficient amount of funding.

The statements in this press release that are not purely statements of historical fact are forward-looking statements, and actual results might differ materially from those anticipated. These statements and other statements made elsewhere by Incara or its representatives, which are identified or qualified by words such as “intends,” “likely,” “will,” “suggests,” “expects,” “might,” “may,” “believe,” “could,” “should,” “would,” “anticipates,” “plans,” or the negative of those terms or similar expressions, are based on a number of assumptions that are subject to risks and uncertainties. Important factors that could cause results to differ include risks associated with the need to conserve and obtain funds for operations, scientific research, uncertainties of clinical trials and product development activities. These and other important risks are described in Incara’s reports on Form 10-K, Form 10-Q and Form 8-K and its registration statements filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Incara assumes no obligation to update the information in this release.